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                                                                    EXHIBIT 12.1

                               AZTAR CORPORATION

                       RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)

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                                               PROFORMA
                                             FIRST QUARTER     FIRST QUARTER                        YEAR ENDED
                                             -------------   -----------------   ------------------------------------------------
                                                 1999         1999      1998      1998      1997      1996       1995      1994
                                             -------------   -------   -------   -------   -------   -------   --------   -------
Income/(Loss) from continuing operations
  before income taxes and extraordinary
  items....................................     $ 4,794      $ 4,794   $ 1,021   $19,876   $ 2,257   $(2,060)  $(10,181)  $18,666
Fixed charges excluding interest expense
  capitalized..............................      15,133       15,945    17,555    68,122    72,307    66,727     58,295    54,976
Amortization of previously capitalized
  interest.................................         260          260       262     1,048     1,048       974        960       958
                                                -------      -------   -------   -------   -------   -------   --------   -------
  Adjusted earnings........................     $20,187      $20,999   $18,838   $89,046   $75,612   $65,641   $ 49,074   $74,600
                                                =======      =======   =======   =======   =======   =======   ========   =======
Fixed charges:
  Interest expense.........................     $13,473      $14,285   $15,136   $59,588   $62,543   $58,577   $ 51,052   $49,711
  Interest portion of rent.................       1,660        1,660     2,419     8,534     9,764     8,150      7,243     5,265
                                                -------      -------   -------   -------   -------   -------   --------   -------
                                                 15,133       15,945    17,555    68,122    72,307    66,727     58,295    54,976
Interest expense capitalized...............          --           --        --        --        --     4,503      5,290     2,664
                                                -------      -------   -------   -------   -------   -------   --------   -------
    Total fixed charges....................     $15,133      $15,945   $17,555   $68,122   $72,307   $71,230   $ 63,585   $57,640
                                                =======      =======   =======   =======   =======   =======   ========   =======
Ratio of earnings to fixed charges                 1.33x        1.32x     1.07x     1.31x     1.05x      .92x       .77x     1.29x
                                                =======      =======   =======   =======   =======   =======   ========   =======
Fixed charges in excess of earnings........                                                          $ 5,589   $ 14,511
                                                                                                     =======   ========
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